                      EXHIBIT 99
Release:     On receipt, Jan. 29, 2019
Media Contact:    Erica Jensen, 515-362-0049, jensen.erica@principal.com
Investor Contact:    John Egan, 515-235-9500, egan.john@principal.com

Principal Announces Fourth Quarter and Full Year 2018 Results
Company Also Announces Common Stock Dividend

Company Highlights
• Fourth quarter 2018 net income attributable to Principal Financial Group, Inc. (PFG) of $236.5 million, or $0.83 per diluted share
• Fourth quarter 2018 non-GAAP operating earnings[1] of $316.1 million, or $1.11 per diluted share
• Assets under management (AUM) of $626.8 billion, down 6 percent from fourth quarter 2017
• Company declares first quarter 2019 common stock dividend of $0.54 per share; a 6 percent increase over first quarter 2018
(Des Moines, Iowa) - Principal Financial Group® (Nasdaq: PFG) today announced results for fourth quarter and the full year of 2018.

•
Net income attributable to PFG for fourth quarter 2018 of $236.5 million, compared to $841.8 million for fourth quarter 2017. Net income per diluted share of $0.83 for fourth quarter 2018 compared to $2.87 in prior year quarter. For the 12 months ending Dec. 31, 2018, net income attributable to PFG of $1,546.5 million, or $5.36 per diluted share, compared to a record $2,310.4 million, or $7.88 per diluted share, for the 12 months ending Dec. 31, 2017. 2017 net income includes a $568.3 million net benefit from the Tax Cuts and Jobs Act in fourth quarter and a $410.8 million benefit from a real estate exchange with one of our joint venture partners in third quarter.

•
Non-GAAP operating earnings for fourth quarter 2018 of $316.1 million, compared to $350.8 million for fourth quarter 2017. Non-GAAP operating earnings per diluted share of $1.11 for fourth quarter 2018 compared to $1.19 for fourth quarter 2017. For the 12 months ending Dec. 31, 2018, record non-GAAP operating earnings of $1,597.5 million, or $5.53 per diluted share, compared to $1,478.6 million, or $5.04 per diluted share, for the 12 months ending Dec. 31, 2017.

•
Quarterly common stock dividend of $0.54 per share for first quarter 2019 was authorized by the company’s Board of Directors, bringing the trailing twelve-month dividend to $2.13 per share, a 10 percent increase compared to the prior year trailing twelve-month period. The dividend will be payable on Mar. 29, 2019, to shareholders of record as of Mar. 4, 2019.

“While macroeconomic conditions presented challenges in the fourth quarter of 2018, full year 2018 non-GAAP operating earnings were a record $1.6 billion and increased 8 percent over 2017 reflecting the strong execution of our strategy across our diversified businesses,” said Dan Houston, chairman, president and CEO. “We continued to balance investments for growth with expense discipline, demonstrating our commitment to creating long-term value for shareholders.  In total, we deployed $1.4

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1 Use of non-GAAP financial measures is discussed in this release after segment results. Non-GAAP operating earnings for total company is after tax.

billion of capital in 2018 as we returned more than $1.2 billion to shareholders through share repurchases and common stock dividends and we committed $140 million to strategic acquisitions. Looking to 2019 and beyond, I am confident that we are well-positioned to address changing customer needs and to capitalize on the substantial growth opportunities in our markets around the world.”

Other highlights
Fourth Quarter

•	Retirement and Income Solutions (RIS) sales of $5.7 billion, $3.8 billion in RIS-Fee and $1.9 billion in RIS-Spread, including $1.0 billion of pension risk transfer sales.

•
Principal International (PI) generated net cash flow of $0.7 billion, marking the 41st consecutive quarter of positive net cash flow. In addition, China had $2.2 billion of positive net cash flow, which is not included in reported net cash flow.

•	Specialty Benefits sales of $104 million increased 27 percent over the year ago quarter.

•	Continued strong capital deployment of $372 million including $210 million to repurchase 4.4 million shares of common stock.

Full Year 2018

•
We continue to execute on our accelerated investment in digital business strategies as we intensify our focus on the customer experience, direct to consumer offerings and our use of data science in investment research. As discussed at our Nov 15th Investor Day, this investment is positioning us for future growth.

•	RIS-Fee net cash flow of $2.9 billion driven by $13.8 billion of sales and a 9 percent increase in recurring deposits from the prior year.

•	RIS-Spread sales of $7.4 billion, including $2.7 billion of pension risk transfer sales.

•	Principal Global Investors (PGI) pre-tax return on operating revenues less pass-through commissions[2] was a strong 35.6 percent on a trailing twelve-month basis.

•	Principal International generated net cash flow of $35.9 billion in Asia, including $32.9 billion in China which is not included in reported net cash flow.

•
Specialty Benefits had record pre-tax operating earnings of $289.0 million, record sales of $386.7 million, and a full year loss ratio of 61.5 percent, favorable to our 2018 guided range of 62-68 percent.

•	Individual Life sales increased 7 percent over the year ago period with more than 60 percent of sales from the business market.

•	Deployed $1.4 billion of capital, above our 2018 guided range of $900 million to $1.3 billion. This included:

◦	$650.0 million to repurchase 11.8 million shares of common stock;

◦	$598.6 million of common stock dividends, including the $0.54 per share common dividend paid in the fourth quarter; and

◦	$140.0 million in strategic acquisitions, including expansion in Asia and a digital advice platform.

•	Strong capital position with estimated statutory risk-based capital (RBC) ratio for Principal Life Insurance Company in our targeted range of 415 to 425 percent at year-end.

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2 The company has provided reconciliations of the non-GAAP measures to the most directly comparable U.S. GAAP measures at the end of the release. The company has determined this measure is more representative of underlying operating revenues growth for PGI as it removes commissions that are collected through fee revenue and passed through expenses with no impact to pre-tax operating earnings.

Segment Results
Retirement and Income Solutions - Fee

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	4Q18	4Q17	% Change	4Q18	4Q17	% Change
Pre-tax operating earnings[3]	$92.0	$126.6	(27)%	$514.4	$526.8	(2)%
Net revenue[4]	$386.7	$412.6	(6)%	$1,621.1	$1,594.3	2%
Pre-tax return on net revenue[5]	23.8%	30.7%		31.7%	33.0%

•
Pre-tax operating earnings decreased $34.6 million as unfavorable equity market performance caused a decline in fees and other revenues as well as higher deferred acquisition cost (DAC) amortization expense.

•	Net revenue decreased $25.9 million primarily due to lower fees and other revenues as a result of equity market declines.

Retirement and Income Solutions - Spread

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	4Q18	4Q17	% Change	4Q18	4Q17	% Change
Pre-tax operating earnings	$79.3	$75.1	6%	$366.2	$373.0	(2)%
Net revenue	$136.7	$124.2	10%	$549.3	$544.2	1%
Pre-tax return on net revenue	58.0%	60.5%		66.7%	68.5%

•	Pre-tax operating earnings increased $4.2 million primarily due to higher net revenue from growth in the business.

•	Net revenue increased $12.5 million primarily from growth in the business.

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3 Pre-tax operating earnings = operating earnings before income taxes and after noncontrolling interest.
4 Net revenue = operating revenues less benefits, claims and settlement expenses less dividends to policyholders.
5 Pre-tax return on net revenue = pre-tax operating earnings divided by net revenue.

Principal Global Investors

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	4Q18	4Q17	% Change	4Q18	4Q17	% Change
Pre-tax operating earnings	$100.5	$124.1	(19)%	$553.2	$469.7	18%
Operating revenues less pass-through commissions	$316.9	$335.3	(5)%	$1,571.1	$1,284.8	22%
Pre-tax return on operating revenues less pass-through commissions[6]	32.0%	37.3%		35.6%	37.0%
Total PGI assets under management (billions)	$393.5	$430.9	(9)%
PGI sourced assets under management (billions)	$189.2	$219.2	(14)%
Pre-tax operating earnings decreased $23.6 million primarily due to lower operating revenues less pass-through commissions and additional expenses, primarily severance related. Record full year pre-tax operating earnings increased $83.5 million predominately due to an accelerated performance fee in third quarter.

•
Operating revenues less pass-through commissions decreased $18.4 million as a result of lower management fees due to a decline in assets under management from unfavorable market performance and negative net cash flow.

Principal International

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	4Q18	4Q17	% Change	4Q18	4Q17	% Change
Pre-tax operating earnings	$54.2	$78.3	(31)%	$255.7	$330.0	(23)%
Combined[7] net revenue (at PFG share)	$212.5	$238.1	(11)%	$939.7	$922.0	2%
Pre-tax return on combined net revenue (at PFG share)	25.5%	32.9%		27.2%	35.8%
Assets under management (billions)	$155.5	$160.7	(3)%

•
Pre-tax operating earnings decreased $24.1 million as growth in the business was more than offset by unfavorable encaje performance and foreign currency translation as well as lower than expected inflation in Brazil.

•
Combined net revenue (at PFG share) decreased $25.6 million as growth in the business was more than offset by unfavorable encaje performance and foreign currency translation as well as lower than expected inflation in Brazil.

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6 Pre-tax return on operating revenues less pass-through commissions = pre-tax operating earnings, adjusted for noncontrolling interest divided by operating revenues less pass-through commissions.
7 Combined net revenue: net revenue for all PI companies at 100% less pass-through commissions. Prior to 1Q 2018, pass-through commissions were not excluded from this definition. The company has determined combined net revenue (at PFG share) is more representative of underlying net revenue growth for PI as it reflects our proportionate share of consolidated and equity method subsidiaries. In addition, using this net revenue metric provides a more meaningful representation of our profit margins.

Specialty Benefits Insurance

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	4Q18	4Q17	% Change	4Q18	4Q17	% Change
Pre-tax operating earnings	$74.5	$62.6	19%	$289.0	$255.5	13%
Premium and fees[8]	$558.9	$520.6	7%	$2,169.5	$2,021.1	7%
Pre-tax return on premium and fees[9]	13.3%	12.0%		13.3%	12.6%
Incurred loss ratio	60.1%	61.9%		61.5%	63.1%

•	Pre-tax operating earnings increased $11.9 million from favorable claims experience and growth in the business.

•	Premium and fees increased $38.3 million reflecting strong retention, sales, and in-group growth.

•	Incurred loss ratio was favorable and better than the 2018 guided range.

Individual Life Insurance

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	4Q18	4Q17	% Change	4Q18	4Q17	% Change
Pre-tax operating earnings	$33.1	$48.3	(31)%	$154.6	$129.2	20%
Premium and fees	$269.1	$268.3	0%	$1,091.8	$1,082.3	1%
Pre-tax return on premium and fees	12.3%	18.0%		14.2%	11.9%

•
Pre-tax operating earnings decreased $15.2 million primarily due to unfavorable claims experience in the current quarter relative to favorable claims experience in the prior year quarter. Full year pre-tax operating earnings increased $25.4 million due to favorable claims and volatility from the impacts of the 2017 and 2018 actuarial assumption reviews.

•	Premium and fees increased $0.8 million compared to a strong year-ago quarter.

Corporate

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	4Q18	4Q17	% Change	4Q18	4Q17	% Change
Pre-tax operating losses	$(54.7)	$(61.5)	11%	$(178.6)	$(210.5)	15%

•	Pre-tax operating losses decreased $6.8 million due to lower expenses.

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8 Premium and fees = premiums and other considerations plus fees and other revenues.
9 Pre-tax return on premium and fees = pre-tax operating earnings divided by premium and fees.

Forward looking and cautionary statements
Certain statements made by the company which are not historical facts may be considered forward-looking statements, including, without limitation, statements as to non-GAAP operating earnings, net income available to PFG, net cash flow, realized and unrealized gains and losses, capital and liquidity positions, sales and earnings trends, and management’s beliefs, expectations, goals and opinions. The company does not undertake to update these statements, which are based on a number of assumptions concerning future conditions that may ultimately prove to be inaccurate. Future events and their effects on the company may not be those anticipated, and actual results may differ materially from the results anticipated in these forward-looking statements. The risks, uncertainties and factors that could cause or contribute to such material differences are discussed in the company’s annual report on Form 10-K for the year ended Dec. 31, 2017, and in the company’s quarterly report on Form 10-Q for the quarter ended Sept. 30, 2018, filed by the company with the U.S. Securities and Exchange Commission, as updated or supplemented from time to time in subsequent filings. These risks and uncertainties include, without limitation: adverse capital and credit market conditions may significantly affect the company’s ability to meet liquidity needs, access to capital and cost of capital; conditions in the global capital markets and the economy generally; volatility or declines in the equity, bond or real estate markets; changes in interest rates or credit spreads or a sustained low interest rate environment; the company’s investment portfolio is subject to several risks that may diminish the value of its invested assets and the investment returns credited to customers; the company’s valuation of investments and the determination of the amount of allowances and impairments taken on such investments may include methodologies, estimations and assumptions that are subject to differing interpretations; any impairments of or valuation allowances against the company’s deferred tax assets; the company’s actual experience could differ significantly from its pricing and reserving assumptions; the pattern of amortizing the company’s DAC and other actuarial balances on its universal life-type insurance contracts, participating life insurance policies and certain investment contracts may change; changes in laws, regulations or accounting standards; the company may not be able to protect its intellectual property and may be subject to infringement claims; the company’s ability to pay stockholder dividends and meet its obligations may be constrained by the limitations on dividends Iowa insurance laws impose on Principal Life; litigation and regulatory investigations; from time to time the company may become subject to tax audits, tax litigation or similar proceedings, and as a result it may owe additional taxes, interest and penalties in amounts that may be material; applicable laws and the company’s certificate of incorporation and by-laws may discourage takeovers and business combinations that some stockholders might consider in their best interests; competition, including from companies that may have greater financial resources, broader arrays of products, higher ratings and stronger financial performance; technological and societal changes may disrupt the company’s business model and impair its ability to maintain profitability; a downgrade in the company’s financial strength or credit ratings; client terminations, withdrawals or changes in investor preferences; inability to attract and retain qualified employees and sales representatives and develop new distribution sources; an interruption in telecommunication, information technology or other systems, or a failure to maintain the confidentiality, integrity or availability of data residing on such systems; international business risks; fluctuations in foreign currency exchange rates; risks arising from participation in joint ventures; the company may need to fund deficiencies in its “Closed Block” assets; the company’s reinsurers could default on their obligations or increase their rates; risks arising from acquisitions of businesses; and loss of key vendor relationships or failure of a vendor to protect information of our customers or employees.
Use of Non-GAAP financial measures
The company uses a number of non-GAAP financial measures that management believes are useful to investors because they illustrate the performance of normal, ongoing operations, which is important in understanding and evaluating the company’s financial condition and results of operations. They are not, however, a substitute for U.S. GAAP financial measures. Therefore, the company has provided reconciliations of the non-GAAP measures to the most directly comparable U.S. GAAP measure at the end of the release. The company adjusts U.S. GAAP measures for items not directly related to ongoing operations. However, it is possible these adjusting items have occurred in the past and could recur in future reporting periods. Management also uses non-GAAP measures for goal setting, as a basis for determining employee and senior management awards and compensation and evaluating performance on a basis comparable to that used by investors and securities analysts.

Earnings conference call
On Wednesday, Jan. 30, 2019, at 10:00 a.m. (ET), Chairman, President and Chief Executive Officer Dan Houston and Executive Vice President and Chief Financial Officer Deanna Strable will lead a discussion of results and the impacts on future prospects, asset quality and capital adequacy during a live conference call, which can be accessed as follows:

•	Via live Internet webcast. Please go to principal.com/investor at least 10-15 minutes prior to the start of the call to register, and to download and install any necessary audio software.

•	Via telephone by dialing 866-427-0175 (U.S. and Canadian callers) or 706-643-7701 (international callers) approximately 10 minutes prior to the start of the call. The access code is 5384726.

•
Replay of the earnings call via telephone is available by dialing 855-859-2056 (U.S. and Canadian callers) or 404-537-3406 (international callers). The access code is 5384726. This replay will be available approximately two hours after the completion of the live earnings call through the end of day Feb. 5, 2019.

•	Replay of the earnings call via webcast as well as a transcript of the call will be available after the call at principal.com/investor.
The company’s financial supplement and slide presentation is currently available at principal.com/investor, and may be referred to during the call.

About Principal®10
Principal helps people and companies around the world build, protect and advance their financial well-being through retirement, insurance and asset management solutions that fit their lives. Our employees are passionate about helping clients of all income and portfolio sizes achieve their goals - offering innovative ideas, investment expertise and real-life solutions to make financial progress possible. To find out more, visit us at principal.com.

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10 Principal, Principal and symbol design and Principal Financial Group are trademarks and service marks of Principal Financial Services, Inc., a member of the Principal Financial Group.

Summary of Principal Financial Group, Inc. and Segment Results

Principal Financial Group, Inc. Results:	(in millions)
	Three Months Ended,		Trailing Twelve Months,
	12/31/18	12/31/17	12/31/18	12/31/17
Net income attributable to PFG	$236.5	$841.8	$1,546.5	$2,310.4
Net realized capital (gains) losses, as adjusted	79.6	33.5	51.0	(307.3)
Other after-tax adjustments	0.0	(524.5)	0.0	(524.5)
Non-GAAP Operating Earnings*	$316.1	$350.8	$1,597.5	$1,478.6
Income taxes	62.8	102.7	357.0	395.1
Non-GAAP Pre-Tax Operating Earnings	$378.9	$453.5	$1,954.5	$1,873.7

Segment Pre-Tax Operating Earnings (Losses):
Retirement and Income Solutions	$171.3	$201.7	$880.6	$899.8
Principal Global Investors	100.5	124.1	553.2	469.7
Principal International	54.2	78.3	255.7	330.0
U.S. Insurance Solutions	107.6	110.9	443.6	384.7
Corporate	(54.7)	(61.5)	(178.6)	(210.5)
Total Segment Pre-Tax Operating Earnings	$378.9	$453.5	$1,954.5	$1,873.7

	Per Diluted Share
	Three Months Ended,		Twelve Months Ended,
	12/31/18	12/31/17	12/31/18	12/31/17
Net income	$0.83	$2.87	$5.36	$7.88
Net realized capital (gains) losses, as adjusted	0.28	0.11	0.17	(1.05)
Other after-tax adjustments	0.00	(1.79)	0.00	(1.79)
Non-GAAP Operating Earnings	$1.11	$1.19	$5.53	$5.04
Weighted-average diluted common shares outstanding (in millions)	285.2	293.5	288.8	293.1

*U.S. GAAP (GAAP) net income attributable to PFG versus non-GAAP operating earnings
Management uses non-GAAP operating earnings, which is a financial measure that excludes the effect of net realized capital gains and losses, as adjusted, and other after-tax adjustments the company believes are not indicative of overall operating trends, for goal setting, as a basis for determining employee and senior management awards and compensation, and evaluating performance on a basis comparable to that used by investors and securities analysts. Note: it is possible these adjusting items have occurred in the past and could recur in future reporting periods. While these items may be significant components in understanding and assessing our consolidated financial performance, management believes the presentation of non-GAAP operating earnings enhances the understanding of results of operations by highlighting earnings attributable to the normal, ongoing operations of the company’s businesses.

Selected Balance Sheet Statistics
	Period Ended,
	12/31/18	12/31/17
Total assets (in billions)	$243.0	$253.9
Stockholders’ equity (in millions)	$11,456.0	$12,921.9
Total common equity (in millions)	$11,390.0	$12,849.3
Total common equity excluding accumulated other comprehensive income (AOCI) other than foreign currency translation adjustment (in millions)	$11,695.6	$11,765.3
End of period common shares outstanding (in millions)	279.5	289.0
Book value per common share	$40.75	$44.46
Book value per common share excluding AOCI other than foreign currency translation adjustment	$41.84	$40.71

Principal Financial Group, Inc. Reconciliation of U.S. GAAP to Non-GAAP Financial Measures (in millions, except as indicated)
	Period Ended,
	12/31/18	12/31/17
Stockholders’ Equity, Excluding AOCI Other Than Foreign Currency Translation Adjustment, Available to Common Stockholders:
Stockholders’ equity	$11,456.0	$12,921.9
Noncontrolling interest	(66.0)	(72.6)
Stockholders’ equity available to common stockholders	11,390.0	12,849.3
Net unrealized capital (gains) losses	(207.3)	(1,455.1)
Net unrecognized postretirement benefit obligation	512.9	371.1
Stockholders’ equity, excluding AOCI other than foreign currency translation adjustment, available to common stockholders	$11,695.6	$11,765.3

Book Value Per Common Share, Excluding AOCI Other Than Foreign Currency Translation Adjustment:
Book value per common share	$40.75	$44.46
Net unrealized capital (gains) losses	(0.74)	(5.03)
Net unrecognized postretirement benefit obligation	1.83	1.28
Book value per common share, excluding AOCI other than foreign currency translation adjustment	$41.84	$40.71

Principal Financial Group, Inc. Reconciliation of U.S. GAAP to Non-GAAP Financial Measures (in millions)
	Three Months Ended,		Trailing Twelve Months,
	12/31/18	12/31/17	12/31/18	12/31/17
Income Taxes:
Total GAAP income taxes (benefits)	$11.2	$(528.1)	$230.7	$(72.3)
Net realized capital gains (losses) tax adjustments	38.0	16.2	71.4	(209.1)
Tax benefit related to other after-tax adjustments	—	594.5	—	594.5
Income taxes related to equity method investments and noncontrolling interest	13.6	20.1	54.9	82.0
Income taxes	$62.8	$102.7	$357.0	$395.1

Net Realized Capital Gains (Losses):
GAAP net realized capital gains (losses)	$(112.2)	$(39.9)	$(75.4)	$524.2

Recognition of front-end fee revenues	3.7	$(0.1)	0.4	(0.2)
Market value adjustments to fee revenues	—	—	0.1	(0.1)
Net realized capital gains (losses) related to equity method investments	(0.5)	(1.0)	(5.4)	1.4
Derivative and hedging-related adjustments	(16.4)	(14.1)	(64.9)	(59.4)
Sponsored investment fund adjustments	4.9	1.8	12.9	6.3
Amortization of deferred acquisition costs	(25.7)	11.8	(25.6)	47.4
Capital gains distributed – operating expenses	21.0	(15.3)	15.7	(38.9)
Amortization of other actuarial balances	(14.0)	1.7	(1.4)	7.6
Market value adjustments of embedded derivatives	6.9	4.9	18.5	48.1
Capital gains distributed – cost of interest credited	8.8	(0.1)	(1.3)	(16.1)
Net realized capital gains (losses) tax adjustments	38.0	16.2	71.4	(209.1)
Net realized capital gains (losses) attributable to noncontrolling interest, after-tax	5.9	0.6	4.0	(3.9)
Total net realized capital gains (losses) after-tax adjustments	32.6	6.4	24.4	(216.9)

Net realized capital gains (losses), as adjusted	(79.6)	(33.5)	$(51.0)	$307.3

Other After-Tax Adjustments:
Contribution to PFG Foundation
Pre-tax	$—	(70.0)	$—	(70.0)
Tax	—	26.2	—	26.2
Tax Cuts and Jobs Act:
Pre-tax	—	—	—	—
Tax	—	568.3		568.3
Total other after-tax adjustments	$—	$524.5		$524.5

Principal Financial Group, Inc. Reconciliation of U.S. GAAP to Non-GAAP Financial Measures (in millions)
	Three Months Ended,		Trailing Twelve Months,
	12/31/18	12/31/17	12/31/18	12/31/17
Principal Global Investors Operating Revenues Less Pass-Through Commissions:
Operating revenues	$355.4	$375.5	$1,736.3	$1,444.4
Commission expense	(38.5)	(40.2)	(165.2)	(159.6)
Operating revenues less pass-through commissions	$316.9	$335.3	$1,571.1	$1,284.8

Principal International Combined Net Revenue (at PFG Share)
Pre-tax operating earnings	$54.2	$78.3	$255.7	$330.0
Combined operating expenses other than pass-through commissions (at PFG share)	158.3	159.8	684.0	592.0
Combined net revenue (at PFG share)	$212.5	$238.1	$939.7	$922.0